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Investors:	William Kuser	203-573-2213
Media:	Mary Ann Dunnell	203-573-3034

Chemtura Announces Signing of Asset Purchase Agreement
For Sale of EPDM and Certain Rubber Chemicals Businesses

MIDDLEBURY, CT - Feb. 5, 2007 - Chemtura Corporation (NYSE: CEM) announced that it has signed an asset purchase agreement to sell its EPDM business; all Rubber Chemicals businesses associated with Geismar, Louisiana; and Flexzone® antiozonants worldwide to Lion Copolymer, LLC, an affiliate of Lion Chemical Capital, LLC. The transaction, which is expected to close by the end of the first quarter, is subject to certain conditions, including regulatory approvals, financing and a comprehensive financial audit. Chemtura will use the proceeds for the recently completed purchase of specialty lubricant producer Kaufman Holdings.

“The sale is part of our plan to divest our non-core businesses and assets so we can focus on our core businesses,” said Chairman and CEO Robert L. Wood.

Subject to government approval and the actual completion of the sale, Lion also will purchase Chemtura’s interest in Chemtura-CNCCC Danyang Chemical Co., Ltd. After the sale, Lion will have complete responsibility for the company, including operation of the Danyang, China, facility, which produces rubber chemicals.

The approximately 190 employees who work at the Geismar and Danyang facilities are expected to become Lion employees, as are the approximately 25 sales, marketing and R&D personnel related to the businesses being sold.

Chemtura will continue to manufacture other rubber chemicals at a number of facilities around the world and will market them through its existing sales and distribution network and appropriate marketing agreements.

The EPDM and Rubber Chemicals businesses being sold had revenues for the 12 months ended Sept. 30, 2006 of approximately $300 million. The transaction will be slightly dilutive to Chemtura’s 2006 and 2007 earnings.

Chemtura Corporation, with pro forma 2005 sales of $3.9 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.

Forward-Looking Statement
Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions; significant international operations and interests; the outcome and timing of antitrust investigations and related civil lawsuits to which Chemtura is subject; the ability to obtain increases in selling prices; the ability to retain sales volumes in the event of increasing selling prices; the ability to absorb fixed cost overhead in the event of lower volumes; pension and other post-retirement benefit plan assumptions; energy and raw material prices, availability and quality; production capacity; changes in interest rates and foreign currency exchange rates; changes in technology, market demand and customer requirements; the enactment of more stringent environmental laws and regulations; the ability to realize expected cost savings under Chemtura’s cost-reduction initiatives; the ability to successfully execute our portfolio divesture plan; the ability to reduce Chemtura’s debt levels; the ability to successfully integrate the Crompton and Great Lakes businesses, operations and information systems and achieve anticipated benefits from the Merger, including costs savings and synergies; and other risks and uncertainties detailed in filings with the Securities and Exchange Commission by Chemtura or its predecessor companies. These statements are based on Chemtura’s estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations. Chemtura’s actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by Chemtura.